Exhibit 99.1

Farmer Bros. Co. Reports Second Quarter Fiscal 2020 Financial Results

NORTHLAKE, Texas, February 6, 2020 (GLOBE NEWSWIRE) - Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for its second fiscal quarter ended December 31, 2019.

Second Quarter Fiscal 2020 Highlights:

•	Volume of green coffee processed and sold increased by 2.0 million to 29.4 million pounds, a 7.2% increase over the prior year period;

◦	Green coffee pounds processed and sold through our DSD network were 9.0 million, or 30.6% of total green coffee pounds processed and sold

◦	Direct ship customers represented 19.9 million, or 67.7%, of total green coffee pounds processed and sold

◦	Distributor customers represented 0.5 million pounds, or 1.7%, of total green coffee pounds processed and sold

•	Net sales were $152.5 million, a decrease of $7.3 million, or 4.6%, from the prior year period;

•	Gross margin decreased to 28.8% from 33.3% in the prior year period, while operating expenses as percentage of sales improved to 23.0% from 33.0% in the prior year period;

•	Net income was $7.8 million compared to net loss of $10.1 million in the prior year period; and

•	Adjusted EBITDA was $7.4 million compared to $12.4 million in the prior year period.*

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

“I am proud of the progress we have made against our turnaround strategy and five key initiatives during my first few months as Farmer Brothers’ CEO,” said Deverl Maserang, President and CEO. “While the Company faces challenges that require time and capital to address, I am confident that we are headed in the right direction and are focused on the right initiatives. We have a clearly defined plan and have laid the groundwork for a successful turnaround, and I am optimistic that the initiatives we are executing with urgency will put Farmer Brothers in a position of strength for the long term. I look forward to continuing to work closely with all our team members to drive growth and deliver enhanced value for our stakeholders.”

Second Quarter Fiscal 2020 Results:

Selected Financial Data

The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three and six months ended December 31, 2019 and 2018 (unaudited).

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
(In thousands, except per share data)
Income statement data:
Net sales	$152,498	$159,773	$291,098	$307,213
Gross margin	28.8%	33.3%	29.1%	33.0%
Income (loss) from operations	$8,870	$502	$15,762	$(1,576)
Net income (loss)	$7,754	$(10,100)	$12,408	(13,086)
Net income (loss) available to common stockholders per common share—diluted	$0.43	$(0.60)	$0.69	$(0.79)

Operating data:
Coffee pounds	29,360	27,398	55,318	52,845
EBITDA	$16,852	$(3,188)	$30,292	$1,470
EBITDA Margin	11.1%	(2.0)%	10.4%	0.5%
Adjusted EBITDA	$7,448	$12,443	$11,464	$23,410
Adjusted EBITDA Margin	4.9%	7.8%	3.9%	7.6%

Other data:
Capital expenditures related to maintenance	$3,107	$7,105	$7,459	$12,567
Total capital expenditures	$3,730	$15,333	$9,007	$23,120
Depreciation and amortization expense	$7,594	$7,902	$15,211	$15,630

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Net sales in the second quarter of fiscal 2020 were $152.5 million, a decrease of $7.3 million, or 4.6%, from the prior year period. The decrease in net sales was driven primarily by lower sales of coffee and allied products sold through our DSD network, which were impacted by the sale of our office coffee business in July 2019 and net customer attrition. Our direct ship sales were comparable to the prior year period because the increase in direct ship volume was offset by unfavorable customer mix shift and the impact of coffee prices for our cost plus customers.

Gross profit in the second quarter of fiscal 2020 was $44.0 million, a decrease of $9.3 million, or 17.4% from the prior year period and gross margin decreased to 28.8% from 33.3%. The decrease in gross profit was primarily driven by lower net sales of $7.3 million between the periods, unfavorable customer mix and higher write down of slow moving inventories, partially offset by lower freight costs and the impact of coffee prices.

Operating expenses in the second quarter of fiscal 2020 decreased $17.6 million, or 33.4%, to $35.1 million, from $52.7 million, and as a percentage of net sales declined to 23.0% compared to 33.0% of net sales, in the prior year period. The decrease in operating expenses was primarily due to increase in net gains from sales of assets, the absence of Boyds integration expenses, decrease in selling expenses due to efficiencies realized from DSD route optimization, decrease in general and administrative expenses due to reductions in third party costs and lower headcount, partially offset by higher employee incentive costs, proxy contest expenses and one-time severance costs. The three months ended December 31, 2018 includes a one–time credit for employees incentives costs.

Net gains from sales of assets are primarily associated with the Houston, Texas manufacturing facility and four branch properties of $7.3 million and $4.1 million, respectively.

The pension settlement charge incurred in the three months ended December 31, 2018 of $10.9 million was due to the termination of the Farmer Bros. Co. Pension Plan for Salaried Employees effective December 1, 2018.

Interest expense in the second quarter of fiscal 2020 decreased $0.5 million to $2.9 million as compared to $3.3 million in the prior year period principally due to lower pension interest expense and less borrowings on our credit facility, partially offset by a realized loss from the partial unwinding of our interest rate swap notional amount from $80.0 million to $65.0 million.

Other, net in the second quarter of fiscal 2020 increased by $0.7 million to $1.7 million in the quarter compared to $1.0 million in the prior year period primarily due to mark-to-market net gains on coffee-related derivative instruments not designated as accounting hedges in the three months ended December 31, 2019 compared to same prior year period mark-to-market net losses.

Income tax benefit was $0.1 million in the second quarter of fiscal 2020 as compared to income tax benefit of $2.7 million in the prior year period. The lower tax benefit is primarily due to the previously recorded valuation allowance and change in our estimated deferred tax liability during the three months ended December 31, 2019 as compared to the prior year period.

As a result of the foregoing factors, net income was $7.8 million in the second quarter of fiscal 2020 as compared to net loss of $10.1 million in the prior year period. Net income available to common stockholders was $7.6 million, or $0.43 per common share available to common stockholders-diluted, in the second quarter of fiscal 2020, compared to net loss available to common stockholders of $10.2 million, or $0.60 per common share available to common stockholders-diluted, in the prior year period.

Non-GAAP Financial Measures:

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Adjusted EBITDA was $7.4 million in the second quarter of fiscal 2020, as compared to Adjusted EBITDA of $12.4 million in the prior year period, and Adjusted EBITDA Margin was 4.9% in the second quarter of fiscal 2019, as compared to Adjusted EBITDA Margin of 7.8% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $595.9 million in fiscal 2019 and has approximately 1,470 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Investor Conference Call

Deverl Maserang, CEO, and Scott Lyon, Corporate Controller and Interim Principal Financial and Accounting Officer, will host an audio-only investor conference call today, February 6, 2020, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the second fiscal quarter ended December 31, 2019. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/mmc/p/ycyzhw86 and at the Company’s website www.farmerbros.com under “Investor Relations.” The call also will be available to investors and analysts by dialing Toll Free: 1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 1775733.

The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the success of our corporate relocation plan, the timing and success of implementation of our direct-store-delivery restructuring plan, our success in consummating acquisitions and integrating acquired businesses, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets, stockholder activity and fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price risk, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's success in attracting new and retaining existing customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC. The results of operations for the three and six months ended December 31, 2019 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Net sales	$152,498	$159,773	$291,098	$307,213
Cost of goods sold	108,513	106,529	206,472	205,734
Gross profit	43,985	53,244	84,626	101,479
Selling expenses	34,906	39,591	68,520	76,901
General and administrative expenses	11,266	12,140	24,006	20,757
Restructuring and other transition expenses	—	207	—	4,674
Net gains from sales of assets	(11,057)	804	(23,662)	723
Operating expenses	35,115	52,742	68,864	103,055
Income (loss) from operations	8,870	502	15,762	(1,576)
Other (expense) income:
Interest expense	(2,859)	(3,332)	(5,407)	(6,184)
Pension settlement charge	—	(10,948)	—	(10,948)
Other, net	1,662	953	1,865	1,610
Total other expense	(1,197)	(13,327)	(3,542)	(15,522)
Loss before taxes	7,673	(12,825)	12,220	(17,098)
Income tax benefit	(81)	(2,725)	(188)	(4,012)
Net income (loss)	$7,754	$(10,100)	$12,408	$(13,086)
Less: Cumulative preferred dividends, undeclared and unpaid	138	134	275	266
Net earnings (loss) available to common stockholders	$7,616	$(10,234)	$12,133	$(13,352)
Net earnings (loss) available to common stockholders per common share—basic	$0.44	$(0.60)	$0.71	$(0.79)
Net earnings (loss) available to common stockholders per common share—diluted	$0.43	$(0.60)	$0.69	$(0.79)
Weighted average common shares outstanding—basic	17,159,108	16,985,157	17,127,153	16,971,995
Weighted average common shares outstanding—diluted	17,583,335	16,985,157	17,550,144	16,971,995

FARMER BROS. CO.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	December 31, 2019	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$9,130	$6,983
Accounts receivable, net	60,404	55,155
Inventories	85,134	87,910
Income tax receivable	1,631	1,191
Short-term derivative assets	9,051	1,865
Prepaid expenses	5,820	6,804
Assets held for sale	—	—
Total current assets	171,170	159,908
Property, plant and equipment, net	171,983	189,458
Goodwill	36,224	36,224
Intangible assets, net	27,673	28,878
Other assets	9,520	9,468
Long-term derivatives assets	443	674
Right-of-use operating lease assets	19,696	—
Total assets	$436,709	$424,610
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	59,828	72,771
Accrued payroll expenses	16,021	14,518
Operating leases liabilities - current	5,571	—
Short-term derivative liabilities	368	1,474
Other current liabilities	7,982	7,309
Total current liabilities	89,770	96,072
Long-term borrowings under revolving credit facility	70,000	92,000
Accrued pension liabilities	45,717	47,216
Accrued postretirement benefits	22,597	23,024
Accrued workers’ compensation liabilities	5,000	4,747
Operating lease liabilities - noncurrent	14,318	—
Other long-term liabilities	3,147	4,057
Total liabilities	$250,549	$267,116
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of December 31, 2019 and June 30, 2019; liquidation preference of $15,899 and $15,624 as of December 31, 2019 and June 30, 2019, respectively	15	15
Common stock, $1.00 par value, 25,000,000 shares authorized; 17,177,448 and 17,042,132 shares issued and outstanding as of December 31, 2019 and June 30, 2019, respectively	17,180	17,042
Additional paid-in capital	59,663	57,912
Retained earnings	158,310	146,177
Unearned ESOP shares	—	—
Accumulated other comprehensive loss	(49,008)	(63,652)
Total stockholders’ equity	$186,160	$157,494
Total liabilities and stockholders’ equity	$436,709	$424,610

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Six Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$12,408	$(13,086)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,211	15,630
Restructuring and other transition expenses, net of payments	—	2,457
Deferred income taxes	—	(3,265)
Pension settlement charge	—	10,948
Net gains from sales of assets	(23,662)	723
Net losses on derivative instruments	4,075	6,205
Other adjustments	1,794	3,494
Change in operating assets and liabilities:
Accounts receivable	(5,285)	(21,299)
Inventories	1,804	(11,326)
Derivative assets (liabilities), net	1,965	(9,234)
Other assets	361	1,194
Accounts payable	(10,608)	21,534
Accrued expenses and other liabilities	(258)	(9,621)
Net cash used in operating activities	$(2,195)	$(5,646)
Cash flows from investing activities:
Purchases of property, plant and equipment	(9,007)	(23,120)
Proceeds from sales of property, plant and equipment	35,247	105
Net cash provided (used) in investing activities	$26,240	$(23,015)
Cash flows from financing activities:
Proceeds from revolving credit facility	$38,000	$40,642
Repayments on revolving credit facility	(60,000)	(429)
Payments of finance lease obligations	(27)	(137)
Payment of financing costs	—	(1,027)
Proceeds from stock option exercises	129	507
Net cash (used) provided by financing activities	$(21,898)	$39,556
Net increase in cash and cash equivalents	$2,147	$10,895
Cash and cash equivalents at beginning of period	6,983	2,438
Cash and cash equivalents at end of period	$9,130	$13,333

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)
(In thousands)
	Six Months Ended December 31,
	2019	2018
Supplemental disclosure of non-cash investing and financing activities:
Net change in derivative assets and liabilities included in other comprehensive loss, net of tax	$14,644	$(2,239)
Non-cash additions to property, plant and equipment	$284	$2,928
Non-cash portion of earnout receivable recognized—spice assets sale	$—	$390
Non-cash portion of earnout payable recognized—West Coast Coffee acquisition	$—	$840
Non-cash issuance of 401-K common stock	$109	$—
Cumulative preferred dividends, undeclared and unpaid	$275	$266

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense; and

•	depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense;

•	(loss) income from short-term investments;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	restructuring and other transition expenses;

•	severance costs;

•	proxy related expenses;

•	net gains and losses from sales of assets;

•	non-cash pension settlement charges; and

•	acquisition and integration costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to (i) employee retention and separation benefits, pension withdrawal expense, facility-related costs and other related costs such as travel, legal, consulting and other professional services; and (ii) severance, prorated bonuses for bonus eligible employees, contractual termination payments and outplacement services, and other related costs, including legal, recruiting, consulting, other professional services, and travel.
For purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07, non-cash pretax pension settlement charge resulting from the amendment and termination of the Farmer Bros. Plan effective December 1, 2018 and severance because these items are not reflective of our ongoing operating results.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net loss to EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2019	2018	2019	2018
Net income (loss), as reported	$7,754	$(10,100)	$12,408	$(13,086)
Income tax expense (benefit)	(81)	(2,725)	(188)	(4,012)
Interest expense (1)	1,585	1,735	2,861	2,938
Depreciation and amortization expense	7,594	7,902	15,211	15,630
EBITDA	$16,852	$(3,188)	$30,292	$1,470
EBITDA Margin	11.1%	(2.0)%	10.4%	0.5%
____________
(1) Excludes interest expense related to pension plans and postretirement benefits.
Set forth below is a reconciliation of reported net loss to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2019	2018	2019	2018
Net income (loss), as reported	$7,754	$(10,100)	$12,408	$(13,086)
Income tax expense (benefit)	(81)	(2,725)	(188)	(4,012)
Interest expense(1)	1,585	1,735	2,861	2,938
Depreciation and amortization expense	7,594	7,902	15,211	15,630
ESOP and share-based compensation expense	909	945	1,778	1,857
Restructuring and other transition expenses(2)	—	207	—	4,674
Net losses (gains) from sales of other assets	(11,057)	804	(23,662)	723
Proxy contest-related expenses	259	—	259	—
Acquisition and integration costs	—	2,727	—	3,738
Pension settlement charge	—	10,948	—	10,948
Severance	485	—	2,797	—
Adjusted EBITDA	$7,448	$12,443	$11,464	$23,410
Adjusted EBITDA Margin	4.9%	7.8%	3.9%	7.6%
____________
(1) Excludes interest expense related to pension plans and postretirement benefits.
(2) The six months ended December 31, 2018, includes $3.4 million, including interest, assessed by the WC Pension Trust representing the Company’s share of the Western Conference of Teamsters Pension Plan ("WCTPP") unfunded benefits due to the Company’s partial withdrawal from the WCTPP as a result of employment actions taken by the Company in 2016 in connection with the Corporate Relocation Plan.

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Kaitlin Kikalo
212-355-4449